UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road

Winston-Salem, North Carolina 27104

(Address of principal executive offices) (zip code)

(336)  723-1282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.      Termination of a Material Definitive Agreement

On March 31, 2008, Triad Guaranty Inc. (the “Company”) repaid the $80 million principal amount (the “Borrowed Amount”) that had previously been drawn down on that certain unsecured revolving credit facility (the “Credit Facility”), which was entered into pursuant to that certain Credit Agreement (the “Credit Agreement”), dated as of June 28, 2007, among the Company, Branch Banking & Trust Company and LaSalle Bank, National Association (each, a “Lender”), each Lender from time to time a party thereto, and Bank of America, N.A., as administrative agent and swing line lender (the “Agent”).

Effective March 31, 2008, the Company, the Agent and the Lenders also voluntarily terminated the Credit Agreement and Credit Facility, which was originally scheduled to terminate on June 27, 2010.  Although the Company was in compliance with all covenants at the time of termination, the Company terminated both the Credit Agreement and the related Credit Facility in order to avoid the possibility of violating any of the covenants contained in the Credit Agreement in the future.  There were no penalties incurred in connection with the early termination of the Credit Agreement and Credit Facility, and the Company was informed by the Agent that all obligations have been paid and all commitments to lend under the Credit Agreement were terminated effective March 31, 2008.

The Borrowed Amount, which was drawn down on August 22, 2007, originally bore interest at 5.685% for the interest period ending November 23, 2007 (the “Original Maturity Date”). Following the Original Maturity Date, the Borrowed Amount was subsequently rolled over for additional one month sequential renewal periods with interest reset at each renewal based upon the one month LIBOR plus a margin based upon the Company’s most recent financial strength rating. In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Credit Agreement included covenants that the Company must maintain a minimum consolidated net worth level, must not exceed a risk-to-capital ratio threshold of 22 to 1, and must not exceed a ratio of consolidated indebtedness to the sum of consolidated indebtedness and adjusted consolidated net worth of 0.35 to 1.00. The Credit Agreement also contained covenants restricting the Company’s ability to incur liens, merge or consolidate with another entity and dispose of all or substantially all of its assets and provided for a commitment fee and a utilization fee based upon the Company’s most recent financial strength rating.

Certain of the Lenders and their affiliates have in the past provided or may in the future provide investment banking, underwriting, lending, commercial banking, custody and other advisory services to the Company and its subsidiaries. Such Lenders and their affiliates have received or may in the future receive customary compensation from the Company and its subsidiaries for such services. In addition, the Company’s primary mortgage insurance subsidiary has in the past or may in the future provide mortgage insurance products and services to all of the Lenders or their affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

/s/ Kenneth S. Dwyer
April 3, 2008	Kenneth S. Dwyer
Vice President and Chief Accounting Officer